EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan for Bargaining Associates; formerly known as Consolidated Communications 401(k) Plan for Texas Bargaining Associates of our report dated June 22, 2012, with respect to the financial statements and schedules of Consolidated Communications, Inc. 401(k) Plan for Bargaining Associates included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ West & Company, LLC
Sullivan, Illinois
June 22, 2012